Investor Letter Q1 2023 April 27, 2023 This Investor Letter contains forward-looking statements and non-GAAP financial measures, please see Appendix for additional information. Exhibit 99.2

2SNAP INC. | Q1 2023 | INVESTOR LETTER We began the year with an intense focus on growing our community, accelerating our revenue growth, and leading in augmented reality. Our community continues to grow, reaching 383 million daily active users (DAU) in Q1, and we are working to deepen engagement with our content platform while building innovative new features and services like My AI. The macroeconomic environment continues to be a headwind to revenue growth, and we are using this opportunity to make significant improvements to our advertising platform, including transitioning to a new ad format that is consistent across the content Snapchatters view on our platform and optimizing our webview experience to improve in-session conversions. We’ve also identified new areas to invest in machine learning to accelerate our content and ad platform ranking and optimization efforts, and we are excited about the long-term potential of our business as we identify new ways to improve return on investment for advertisers. We generated revenue of $989 million in Q1, a decrease of 7% year-over-year, which was within the range we anticipated entering the quarter. As expected, demand in Q1 was disrupted by the changes we made to our ad platform to drive more click-through conversions, and as advertisers adapt their measurement solutions to these new objectives. While these changes are disruptive in the short term, we are optimistic that our ad platform improvements are laying the foundation for future growth. We believe that delivering stronger return on ad spend (ROAS) and performance for our advertisers will enable us to increase our share of wallet over time in this highly competitive environment. We made progress diversifying our revenue through Snapchat+, our subscription service that offers exclusive, experimental, and pre-release features, which now has more than 3 million subscribers. We are excited about the launch of AR Enterprise Services (ARES), with our first SaaS offering called Shopping Suite, which helps retailers use our augmented reality platform to drive sales and reduce returns on their own applications and websites. Diversifying our revenue growth is an important strategic initiative, and we believe our leadership in AR technology provides a strong foundation to build enterprise services and deliver a more holistic solution for businesses who are already using our AR technology for advertising. Despite the challenging operating environment this quarter, we continued to make progress on our path to sustainable profitability by achieving adjusted EBITDA of $1 million, and generating $103 million of free cash flow in Q1. We took decisive action to reduce our cost structure in Q3 of last year, and we are pleased to share that we achieved the cost-reduction targets we set out as part of our reprioritization. We will continue to invest with a long-term perspective, especially in areas that support our three strategic priorities: growing our community and deepening their engagement, accelerating and diversifying our revenue growth, and investing in augmented reality. We are now making strategic investments in cloud-based ML infrastructure, which we believe will improve ranking and personalization of our content and ad platforms and lead to a stronger return on investment for our advertising partners. While there is still a lot of work to be done, our large and growing community, track record of innovation, strong balance sheet, and the adjustments we have made to drive focus and reduce our cost

DAILY ACTIVE USERS Our community grew 15% year-over-year to reach 383 million DAU. 3SNAP INC. | Q1 2023 | INVESTOR LETTER structure enable us to invest over the long term to best support our advertising partners and make the right investments for our business. Community Growth Our efforts to design innovative products and services continue to drive strong growth in our global community. DAUs increased quarter-over-quarter and year-over-year in each of the North America, Europe, and Rest of World regions. In Q1, we reached 383 million DAU, an increase of 15% year-over-year. DAU in North America grew by 3 million year-over-year to reach 100 million, and DAU in Europe grew by 9 million year-over-year to reach 93 million. In Rest of World, where we see significant long-term potential for community growth, we continued to grow at elevated rates, with DAU growing by 40 million year-over-year to reach 190 million. Our focus on visual communication between friends and family has distinguished our platform from other internet platforms centered almost entirely on content consumption. In Q1, we built on this core offering with the introduction of My AI, our new, AI-powered chatbot. At our Snap Partner Summit (SPS), we made My AI available to all Snapchatters around the world and launched a range of new features, including the ability to add My AI to a conversation with friends, offer Place recommendations from the Snap Map, and suggest more relevant AR Lenses. Soon, Snapchat+ subscribers will be able to send their Snaps to My AI, and My AI will generate a unique Snap in response. With My AI, we’re taking the core product value of Snapchat — messaging — and making the experience even better while also working to establish new guardrails to help keep our community safe. Since launch, Snapchat+ subscribers have been having fun sending more than 2 million chats per day to My AI. We are excited about the opportunities we see for more innovation, especially as we look across our application at how AI can further enhance the Snapchatter experience. In Q1, overall time spent watching content globally grew on a

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Community Snaps were viewed
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year-over-year basis, driven primarily by strong growth in total time spent watching Spotlight, with Friend Stories remaining a headwind to total time spent growth. The number of individual viewers that engaged with content globally grew year-over-year, which we believe is an important input to revenue generation, given the value of incremental reach for advertisers. We are working to deepen engagement with our content platform to expand our overall content monetization opportunity by investing across four key initiatives.

First, we are focused on increasing engagement within our Stories platform by leveraging improved ranking and personalization and making enhancements to the Story posting experience. We are also finding new ways to inspire Snapchatters to share moments with their friends. For example, we'll soon be launching After Dark, our new post-to-view story format, with the goal of offering Snapchatters new ways to express themselves. After Dark helps Snapchatters share a collective Story of their evening between 8 p.m. and 5 a.m., and only friends who also posted during that window will get access to view After Dark Snaps the following morning. Additionally, we continue to see early progress with our recent launch of Communities, a new type of shared Story that allows students with a verified .edu email address to add to a shared Campus Story and build friendships with classmates. In Q1, these Community Snaps were viewed 24 million times a day, on average. In addition, Snapchatters over the age of 18 can now post to their Public Story with a simple tap, making it easier than ever to share a Story with the public.

Second, we are building on the momentum we are seeing with Spotlight. We have been focused on helping creators submit more diverse content to Spotlight and, today, Spotlight provides the opportunity for creators to grow their following and get rewarded for making great content. For example, in Q1, we programmed Spotlight Challenges around tentpole events and holidays such as Black History Month, Valentine's Day, Super Bowl weekend, New York Fashion Week, and Women's History Month, and awarded

SNAP INC. | Q1 2023 | INVESTOR LETTER 4

CREATORS Total time spent watching Stories from creators in the revenue share program in the US has grown over 100% year-over-year. 5SNAP INC. | Q1 2023 | INVESTOR LETTER hundreds of thousands of dollars to creators for their original Spotlight content. We are also seeing more Snap Stars leaning into Spotlight, which allows them to expand distribution and grow their audience on Snapchat. As a result, Spotlight reached more than 350 million monthly active users (MAU) on average, up 46% year- over-year, and time spent on Spotlight grew even more, up over 170% year-over-year in Q1. Third, we are driving growth in our creator ecosystem by building new creative tools like Director Mode, Dual Camera, Sound Recommendations, and Remix. Snapchat enhances storytelling, so creators from all backgrounds can share their lives with a large and engaged audience and find success through programs like our recently expanded Stories revenue share program. For example, Alyssa McKay has built a strong and highly engaged community by sharing her entire day to her Stories. Last year, the Snaps she posted to her Story generated over 13 billion views, and she has become one of the top creators on Snapchat. In addition, creators in the program are posting more often to Snapchat and, as a result, total time spent watching Stories from creators in the revenue share program in the US has grown over 100% year-over- year. Lastly, we continue to onboard new media partners to expand the selection and localization of our content and deliver a rich content experience to Snapchatters across the world. In Q1, we added new publisher deals with Canal+ in France, Telegraaf Mediahuis in the Netherlands, Rogers Sports & Media in Canada, and BBC Studios and Formula 1 in the United Kingdom. In Q1, 13 partners each reached more than 50 million viewers globally. The Snap Map provides a personalized experience that makes it easier to see what your friends are up to, discover interesting places and restaurants, and view content from Snapchatters that offers an inside look into what is happening around the world. This unique and differentiated contextual Map experience is used by over 300 million Snapchatters on a monthly basis.1

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We recently brought our Map into three dimensions delivering local landmarks, places, and sights in a much richer style.

In recent months, we've been focused on growing engagement with the Snap Map by delivering incremental features that drive utility. For example, we recently made Places visual by launching Place Stories on the basemap and updated Place Profiles to include video reviews from Snapchatters. We are seeing positive engagement with Place Story views, up over 150% year-over-year.[2] We also recently brought our Map into three dimensions delivering local landmarks, places, and sights in a much richer style. Additionally, the latest Map update enhances personalization by dynamically suggesting places you might like as you navigate the Map.

Revenue Growth

Q1 revenue was particularly challenged, as we implemented significant changes to our ad platform that were disruptive to demand. While the macroeconomic environment has shown signs of stabilization, it continues to be a headwind to growth. Our brand-oriented business was down 12% year-over-year and our direct-response (DR) business was down 9% year-over-year. While the operating environment remains challenging, we are seeing certain advertiser verticals perform relatively better than others, particularly where our advertising partners have implemented deeper integrations or adopted our privacy-centric measurement solutions. These verticals include retail, CPG, travel, and restaurants.

The platform policy changes have had a significant impact on the direct-response advertising ecosystem. These changes have limited the use of unique identifiers to attribute actions taken by Snapchatters to advertising campaigns off the platform. As a result, advertisers have become more reliant on last-click metrics as a proxy for attributed performance. We have made changes to our ad platform with the goal of driving improved ROAS and performance for advertisers, optimizing our inventory usage, and providing more relevant ads to our community. To overcome the limitations imposed by the platform policy changes in a privacy-safe manner, we are continuing to improve our ad platform across

SNAP INC. | Q1 2023 | INVESTOR LETTER 6

We have successfully promoted signal adoption by providing sales training and concentrating on top advertisers with engineering support, which has led to CAPI integrations doubling within the last six months. 7SNAP INC. | Q1 2023 | INVESTOR LETTER three key areas: investing in observability and measurement, improving engagement and conversion quality, and increasing the volume of high-quality engagements and conversions. First, in regard to observability and measurement, our primary objectives have been increasing signal volume via Conversions API (CAPI) adoption and partner integrations and enhancing signal quality through direct collaboration with leading advertisers. We have successfully promoted signal adoption by providing sales training and concentrating on top advertisers with engineering support, which has led to CAPI integrations doubling within the last six months. In addition, we are expanding our Conversion Lift scalability and performance to boost measurability for emerging advertisers. Throughout Q1, we continued testing SKAN 4.0 with select key advertisers and plan to broaden its adoption during Q2. Additionally, we worked on retraining our models on app-related objectives in Q1, aiming to generate more click-through-driven app conversions using SKAN, MMP, and CAPI data. Second, we made several changes to improve engagement and conversion quality, which included updating our ML algorithms to prioritize click-through conversions. We believe these changes will provide advertisers with better last-click conversion performance over the long term and Snapchatters with better post-click experiences. We also transitioned to a new ad format for Snapchatters that is consistent with the organic content they see on our platform and shifted ad interaction patterns toward taps instead of swipes, which is an important input toward a consistent and unified content and advertising interaction experience across Spotlight and Stories. We now have a unified engagement pattern across organic and ad content, which we believe will help us deliver improved performance for advertisers. We also made changes to enhance the post-click experience. Optimizing our webview experience has made it easier for Snapchatters to transact within Snapchat while improving ease of measurement with third-party tools. This has led to improved

COURIR


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24% decrease in cost per purchase within Ads Manager

43% increase in ROAS

engagement with our webview and higher non-bounce rates on those pages. Our investments in webview performance have allowed us to narrow the gap between third-party and first-party measurement metrics, which is important for building trust with our advertising partners. Furthermore, toward the end of Q1, we expanded our automatic browser optimization to leverage external browser coverage for Pixel Purchase goals, resulting in substantial improvements in third-party measured conversions.

Our third initiative focuses on enhancing ad ranking and relevance to increase the volume of high-quality engagements and conversions by delivering the right ad to the right person at the right time. To achieve this, we refined our machine-learning models and training data to prioritize click-attributed conversions. Consequently, we introduced the 7/0 Pixel Purchase offering, which allows advertisers to bid for 7-day click conversions directly. With this attribution model, advertisers can choose the 7/0 Pixel Purchase optimization in Ads Manager, which aligns with our click-based optimization and represents the most requested optimization from our advertising partners. For example, Courir, an eCommerce retailer, used the new 7/0 Pixel Purchase optimization to achieve significant results when comparing performance against a 28-day click and 1-day view attribution model within both Ads Manager and in Google Analytics. By adopting this new optimization type, Courir saw a 24% decrease in cost per purchase within Ads Manager and a 43% increase in ROAS, as reported in Google Analytics.

While it will take time for these improvements to translate into improved topline growth as our models recalibrate on driving more post-click conversions and advertisers adapt their measurement to these new objectives, we believe these changes are foundational for the long-term growth of our business. We are seeing more direct-response advertisers using our measurement solutions, adapting to our ad platform changes, and achieving positive results. The number of active advertisers spending on our platform increased quarter-over-quarter and year-over-year in Q1. While a

SNAP INC. | Q1 2023 | INVESTOR LETTER 8

GENERATIVE PROFILE BACKGROUNDS Snapchat+ reached 3 million paying subscribers in Q1. 9SNAP INC. | Q1 2023 | INVESTOR LETTER broader set of DR advertisers are growing their spend, it will take time for them to collectively drive acceleration in our topline, given the growth off of a smaller base. We believe these investments will deliver stronger ROAS and performance for our advertisers, enable us to use our inventory more efficiently, and most importantly, deliver more relevant ads to our community. As we continue to drive platform and product innovation, we plan to make incremental investments in ML infrastructure to accelerate our topline growth. These investments in ML infrastructure will enable us to accelerate ranking and personalization for both our content and ad platforms. Recently, we’ve also shifted to a regional president model in the Americas, EMEA, and APAC, with Ronan Harris leading EMEA, Ajit Mohan leading APAC, and our newest hire, Rob Wilk, leading the Americas. As our regional presidents have settled into the new structure, we have also identified areas for incremental go-to-market investments that we believe will allow us to accelerate revenue growth. We believe these key investments will enable us to onboard new customers and accelerate growth across the three regions. Additionally, in Q1, we made significant progress diversifying our revenue growth through Snapchat+, sponsored AR advertising, and ARES. Snapchat+, our subscription service that offers exclusive, experimental, and pre-release features, reached 3 million paying subscribers in Q1. Snapchat+ gives us an early chance to test new features at scale, such as My AI, before bringing them to our broader community. Exclusive to Snapchat+ subscribers are our new Generative Profile Backgrounds, a feature that enables Snapchatters to generate new profile backgrounds based on creative text inputs. We are pleased with the adoption that we are seeing with Snapchat+ and remain focused on growing our subscriber base and offering new, innovative features. Coming soon, Verizon customers will be able to subscribe to Snapchat+ as part of Verizon’s +play platform, where users can manage their subscriptions all in one place.

AR ENTERPRISE SERVICES (ARES) 67% uplift in conversion for mobile device users 59% increase in revenue per shopper 10SNAP INC. | Q1 2023 | INVESTOR LETTER We continue to make significant advancements in our AR technology that are making it easier than ever for advertisers to create AR assets and launch an AR campaign. At this year’s SPS, we announced our latest AR shopping innovation, Live Garment Transfer. Live Garment Transfer significantly simplifies and speeds up the AR asset creation process by uploading a single static image of the product to create an immersive AR Lens in seconds. In addition, through AR, advertisers are finding success launching AR campaigns around tentpole moments, allowing them to amplify their campaigns with AR in a way that is unique and memorable for consumers. For example, Peacock, the fast growing U.S. streaming service, used Snap Ads, Story Ads and an AR Lens, to promote Universal Pictures’ film M3GAN when it premiered on the platform seven weeks after its theatrical debut. The ads and lens drove a +10 points lift in Brand Awareness, a +30 points lift in Ad Awareness, and a +9 point lift in Brand Association between the film title and service. AR delivered even better results, with a reported +11pt lift in Brand Association. ARES, our new SaaS offering that extends our AR technology outside of Snapchat, offers tools to help businesses bring their products and experiences into augmented reality in their own applications, websites, and retail locations. The first ARES solution we introduced was Shopping Suite, which brings together AR try-on and fit and sizing technology into a new, cohesive service to help businesses improve brand loyalty, decrease product return rates, and differentiate in a competitive environment. Shopping Suite consists of three main services that businesses can benefit from: First, dedicated services for AR asset creation and robust technical implementation support. Second, enterprise tools to manage and optimize AR assets and integrations, measure performance analytics, and receive dedicated Shopping Suite support. Third, integration of our AR, 3D viewer, and fit and sizing technology into their own apps and websites. Early customers have already experienced success. For example, eyewear retailer Goodr found that their mobile customers were 81% more likely to add products to their cart after using AR Try-On. They also

GENERATIVE AI LENSES 11SNAP INC. | Q1 2023 | INVESTOR LETTER saw 67% uplift in conversion for mobile device users, leading to a 59% increase in revenue per shopper. Merchants who incorporated Fit Finder and Apparel Try-On features together saw a meaningful reduction in the rate of product returns and an increase in purchases from customers. For example, Princess Polly incorporated fit and sizing recommendations and our AR Image Try-On feature to deliver over 50 million fit and sizing recommendations, resulting in a 24% lower product return rate when shoppers used the technology. In addition, Gobi Cashmere saw 1 in 4 shoppers use our fit and sizing recommendation and AR Image Try-On technology, and shoppers using the features were 4x as likely to convert. ARES also introduced AR Mirrors, which showcase our AR technology on physical screens within customer locations and feature entertaining, interactive experiences and product and clothing try-on. Augmented Reality Longer term, we are investing in the future of augmented reality, and we are making progress building a differentiated platform that provides significant value to our community, developers, and businesses. Over the last few years, we’ve advanced our AR technology to be faster and more responsive than ever before. We’ve achieved this by listening to feedback and insights from our engaged community. We’ve been optimizing brand new ML models, so that Lenses run in real time on all different kinds of devices, look more realistic, and unleash exciting creative possibilities. At SPS, we introduced a whole new generation of Lenses powered by the work we’ve been doing with Generative AI. Our first Generative AI Lens is the Cosmic Lens, which turns your world into an immersive, animated sci-fi scene. As we improve our augmented reality technology, we are also scaling it and making it more accessible through Lens Studio. More than 300,000 AR creators, developers, and teams have built over 3 million Lenses through Lens Studio. In Q1, we unveiled several new Lens Studio features. Ray Tracing is now available in Lens Studio to developers around the world. We also introduced support for

REVENUE ($) Q1 ‘22 1,063M Q1 ‘23 989M 12SNAP INC. | Q1 2023 | INVESTOR LETTER Version Control for project collaboration. With Version Control, developers can now collaborate simultaneously on new or existing Lens Studio projects while maintaining the integrity of their source code. We introduced Portrait Relighting, which gives developers the ability to enhance or change the light and background of photos and add their own custom lighting to photos. Lens Studio’s start screen now has a dedicated Learn Tab that offers educational materials like videos and guides to help developers better learn how to build Lenses. In addition, we are growing our AR platform’s presence and reach outside of Snapchat through Camera Kit, which empowers innovation outside of our platform and enables partners to easily integrate our AR technology. For example, Microsoft Teams used Camera Kit to bring Snapchat Lenses right into video meetings to help colleagues communicate and collaborate as they discuss projects. In addition, we recently revealed our new integration with Disguise — the industry leader in live event visualization and virtual production technology — that will bring Snap AR to the world’s largest venues and tours. Earlier in Q1, we also partnered with British Vogue for an immersive experience through Vogue x Snapchat: Redefining the Body, which welcomed visitors into the worlds of renowned designers to try on iconic digital designs from Dior, Kenneth Ize, Richard Quinn, Stella McCartney, Thebe Magugu, and Versace. Financials Q1 revenue was $989 million, down 7% year-over-year, and down 6% on a constant currency basis3, which is in line with the midpoint of the forecast range we communicated at the beginning of Q1. Our brand-oriented advertising business was down 12% year-over- year, and our DR advertising business was down 9% year-over-year in Q1. Growth in our Snapchat+ subscription business — which launched in Q3 of last year and grew to reach 3 million subscribers by the end of Q1 — partially offset the headwinds experienced in our advertising business. The year-over-year decline in our advertising business reflects a macro operating environment that

13SNAP INC. | Q1 2023 | INVESTOR LETTER has weakened considerably over the last year even while showing signs of stabilizing in Q1, as well as the impact of advertising platform changes we implemented earlier in Q1. As we progressed through the quarter, many of our advertising partners began to adjust to the ad platform changes, and we are also seeing newer partners find success as a result of these changes. That said, there continues to be a small number of our top advertising partners who have not yet recovered the volume of actions they were previously driving on our platform. This dynamic is visible in our growth rate by region, where revenue declined 16% year-over-year in North America, where spend from these top advertisers is most significant. Revenue declined by a more modest 3% in Europe while growing by 34% in Rest of World, where certain markets are experiencing relatively better macroeconomic operating conditions. We remain focused on working through these changes with our partners, and we are encouraged by the early progress in our business. Revenue grew by 21% month-over-month in March of 2023 — well ahead of 13% in the prior year when the business was impacted by the onset of the conflict in Ukraine — and approximately in line with 22% month-over-month growth in March of 2021. It remains early in this transition period for our DR platform, but we are cautiously optimistic that the sequential growth we observed in the final month of Q1 may be indicative of greater platform stability following the initial impact of the changes made in January. In Q1, global impression volume grew 10% year-over-year, which primarily reflects the continued growth of our Stories revenue share program as well as expanded advertising within Spotlight. eCPM declined 18% year-over-year, which reflects the growth in inventory combined with the impact of a challenging advertising demand environment. We are pleased to share that we have achieved the cost reduction targets we set out as part of the reprioritization we announced

GAAP GROSS MARGIN ($) Q1 ‘22 642M Q1 ‘23 549M ADJUSTED GROSS MARGIN ($)4 56% Adjusted Gross Margin Q1 ‘22 650M Q1 ‘23 554M ADJUSTED OPERATING EXPENSES ($)5 Q1 ‘22 586M Q1 ‘23 553M GAAP OPERATING EXPENSES ($) Q1 ‘22 913M Q1 ‘23 914M -6% year-over-year 14SNAP INC. | Q1 2023 | INVESTOR LETTER in Q3 of last year. Specifically, we reduced our fixed content costs by an annualized $84 million compared to Q2 of 2022 and reduced our adjusted operating costs by an annualized $449 million compared to Q2 of 2022, resulting in combined savings well in excess of the $500 million target we set at the time. Notably, over the past several months, we continue to learn more about how advertisers are using our advertising platform and have identified several areas of investment to accelerate our progress, including investments in machine-learning talent and infrastructure to deliver improvements in ranking and personalization as well as investments in our go-to-market efforts in support of our advertising partners. We are excited about the potential for these investments to drive long-term growth in our business but anticipate that they will be a headwind to gross margins and adjusted EBITDA margins in the near term. Adjusted gross margin was 56% in Q1, a decrease of 5 percentage points year-over-year. This was due in large part to the combination of the year-over-year decline in revenue, the impact of continued robust growth in our global community on infrastructure costs, incremental investments in ML we are making to drive improvements to our ad platform as well as content optimization, and investments we have made in our Stories revenue share program that were offset by the reduction in fixed content costs noted earlier. We achieved infrastructure cost per DAU of $0.59 in Q1, up from $0.58 in the prior year and $0.57 in the prior quarter, driven primarily by modest incremental investments in machine- learning infrastructure that began to ramp in the latter portions of Q1, as noted earlier. Adjusted operating expenses were $553 million in Q1, down 6% year-over-year, and down $45 million or 8% quarter-over-quarter, as we fully realized the benefits of our reprioritization. Total employee-related costs were down 12% year-over-year, primarily driven by a year-over-year decline in average headcount. We ended Q1 with 5,201 full-time headcount, which was down approximately 21% from our peak headcount in mid-Q3 of 2022.

ADJUSTED EBITDA ($)6 Q1 ‘22 64M Q1 ‘23 1M GAAP NET INCOME ($) Q1 ‘22 Q1 ‘23 -329M -360M FREE CASH FLOW ($)7 Q1 ‘22 106M Q1 ‘23 103M OPERATING CASH FLOW ($) Q1 ‘22 127M Q1 ‘23 151M CASH, CASH EQUIVALENTS, AND MARKETABLE SECURITIES ($) Q1 ‘22 5,001M Q1 ‘23 4,103M 15SNAP INC. | Q1 2023 | INVESTOR LETTER Adjusted EBITDA was $1 million in Q1, which was down from $64 million in Q1 of the prior year, but in line with our expectations entering the quarter. Net loss was $329 million in Q1, compared to a net loss of $360 million in Q1 of the prior year. The $31 million improvement largely reflects $89 million in favorable investment impacts and $34 million higher net interest income, which were only partially offset by the flow-through of the $64 million decline in adjusted EBITDA due to the 7% year-over-year decline in revenue and $33 million higher stock-based compensation (SBC). GAAP SBC and related expenses of $331 million in Q1 reflect a combination of legacy equity grants priced as high as $70 per share as well as more recent grants priced closer to current market value. GAAP SBC costs are expensed based on the grant date fair value of the underlying shares and, therefore, are much higher than both the market value of the shares as they vested in Q1 and the target equity compensation of our team members. The market value of the shares as they vested to our team in Q1, based on our weighted average share price of $10.72 in Q1, was $235 million. This $235 million market value was $96 million lower than the GAAP expense reported, much closer to our team’s target compensation for Q1 than the GAAP expense, and a better representation of the amount it would cost to offset the impact of SBC through stock repurchases. Due in large part to the approximately $1 billion in stock repurchases completed in the second half of 2022, net share count growth was less than 1% year- over-year in Q1. Free cash flow was $103 million in Q1, while trailing twelve-month free cash flow was $52 million. Operating cash flow was $151 million while trailing twelve-month operating cash flow was $208 million. We ended Q1 with $4.1 billion in cash and marketable securities on hand, down from $5 billion one year ago. The year- over-year change in our cash balance reflects $1 billion in stock repurchases, partially offset by positive cash flow from operations. As we look forward to Q2, we expect to face continued disruption

16SNAP INC. | Q1 2023 | INVESTOR LETTER in demand related to the advertising platform changes initiated early in Q1. While many of our most sophisticated advertisers have already begun to navigate these changes and resume growth in their spend with us, we anticipate that it will take time for some of our advertisers to fully recover and for our models to become better tuned to their new objectives. In addition, we have some concern that advertisers who rely on backward-looking signals, such as lift studies, may have a delayed reaction to the changes made in early Q1 that could impact their advertising spending in Q2. Our internal forecast for Q2 is built on the assumption that DAU will be between 394 and 395 million. In Q2, we expect to make incremental investments that we believe are critical inputs to deepening engagement and accelerating topline revenue growth. These investments will show up in large part as cloud infrastructure expenses, which we estimate could add 8 to 12 cents to our infrastructure cost per DAU in Q2, relative to the Q1 actual of $0.59. The exact magnitude of the impact to infrastructure costs will depend in large part on how fast we are able to productively ramp investment in these programs. These infrastructure investments, combined with the investments we have made in the Stories revenue share program, are expected to place downward pressure on gross margins in the near term, but are anticipated to be substantially accretive over time. Our investments in the Stories revenue share program have been substantial in each of Q4 2022 and Q1 2023, but they have been largely offset to date by the reductions we made to fixed content costs over that same period and will therefore become visibly impactful to gross margins beginning in Q2 2023. In addition, while we expect to remain highly diligent with respect to growth in our reprioritized adjusted operating cost structure, we anticipate adding talent to our team in support of our ML cloud infrastructure investments as well as to support go-to-market efforts for our advertising business. These investments are expected to drive modest sequential growth in headcount and personnel costs over the next few quarters, even as we remain well below the peak headcount levels of 2022. Given

17SNAP INC. | Q1 2023 | INVESTOR LETTER these plans, our internal revenue range for Q2 is $1.00 billion to $1.09 billion, with an internal forecast of $1.04 billion, implying a year-over-year decline of 6% and quarter-over-quarter growth of 5%. Given this internal forecast for revenue, we anticipate that adjusted EBITDA will be between negative $100 million and negative $50 million with an internal forecast of negative $75 million for Q2. As we enter Q2, we reflect on the progress we have made in transforming our business to succeed in an operating environment that has been reshaped by platform policy changes, a more challenging macroeconomic environment, and an intense competitive landscape. We began this transition in earnest with the reprioritization of our business last summer to focus on growing our community and deepening engagement, diversifying and accelerating our topline growth, and leading in augmented reality. As a part of the reprioritization, we reduced our annualized cash cost structure by more than $500 million. The resulting reduction in the size of our team was significant and difficult, but necessary to achieve a sustainable cost structure for the current environment and so that our team could focus on the mission ahead. Given the progress we have made with our ad platform, the world- class leadership team we have built, the work we have done to reprioritize our cost structure, and the strength of our balance sheet, we believe we are now well positioned to responsibly invest in the acceleration of our topline revenue. As we begin to carefully reinvest in our business with highly targeted investments designed to drive improved ad platform performance, deepen engagement, and support our go-to-market efforts, we do so while remaining committed to the financial discipline that has established a path toward adjusted EBITDA profitability and positive free cash flow at reduced revenue growth rates. We are excited about the path that lies ahead and remain committed to continue building our business for the long-term benefit of our community, our partners, our shareholders, and our team.

18SNAP INC. | Q1 2023 | INVESTOR LETTER 1. We define a Map Active User as a registered Snapchat user who opens the map at least once during the period of interest. Prior to June 2022, we reported Map Active Users using a different methodology. As a result, Map Active Users are not comparable to those in prior periods. 2. Snap Inc. internal data March 2023 vs. March 2022. 3. Constant currency revenue is a non-GAAP measure, which we define as GAAP revenue in the current period translated using the prior period average monthly exchange rates for revenue transactions in currencies other than the U.S. dollar. The constant currency revenue percentage change is determined using current period constant currency revenue and prior period GAAP revenue. 4. Adjusted gross margin is a non-GAAP measure, which we define as GAAP revenue less adjusted cost of revenue divided by GAAP revenue. Adjusted cost of revenue is a non-GAAP measure and excludes stock-based compensation expense, payroll and other tax expense related to stock-based compensation, depreciation and amortization, and certain other non- cash or non-recurring items impacting net income (loss) from time to time. 5. Adjusted operating expenses is a non-GAAP measure and excludes stock-based compensation expense, payroll and other tax expense related to stock-based compensation, depreciation and amortization, and certain other non-cash or non-recurring items impacting net income (loss) from time to time. 6. Adjusted EBITDA is a non-GAAP measure, which we define as net income (loss), excluding interest income; interest expense; other income (expense), net; income tax benefit (expense); depreciation and amortization; stock-based compensation expense; payroll and other tax expense related to stock-based compensation; and certain other non-cash or non-recurring items impacting net income (loss) from time to time. See Appendix for reconciliation of net loss to Adjusted EBITDA. 7. Free Cash Flow is a non-GAAP measure, which we define as net cash provided by (used in) operating activities, reduced by purchases of property and equipment. See Appendix for reconciliation of net cash provided by (used in) operating activities to Free Cash Flow.

Appendix

20SNAP INC. | Q1 2023 | INVESTOR LETTER This letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this letter, including statements regarding guidance, our future results of operations or financial condition, our future stock repurchase programs or stock dividends, business strategy and plans, user growth and engagement, product initiatives, objectives of management for future operations, and advertiser and partner offerings, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “going to,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. We caution you that the foregoing may not include all of the forward-looking statements made in this letter. You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this letter primarily on our current expectations and projections about future events and trends, including our financial outlook, macroeconomic uncertainty, geo-political conflicts, and the COVID-19 pandemic, that we believe may continue to affect our business, financial condition, results of operations, and prospects. These forward-looking statements are subject to risks and uncertainties related to: our financial performance; our ability to attain and sustain profitability; our ability to generate and sustain positive cash flow; our ability to attract and retain users, partners, and advertisers; competition and new market entrants; managing our growth and future expenses; compliance with new laws, regulations, and executive actions; our ability to maintain, protect, and enhance our intellectual property; our ability to succeed in existing and new market segments; our ability to attract and retain qualified team members and key personnel; our ability to repay outstanding debt; future acquisitions, divestitures, or investments; and the potential adverse impact of climate change, natural disasters, health epidemics, macroeconomic conditions, and war or other armed conflict, as well as risks, uncertainties, and other factors described in “Risk Factors” and elsewhere in our most recent periodic report filed with the U.S. Securities and Exchange Commission, or SEC, which is available on the SEC’s website at www.sec.gov. Additional information will be made available in Snap Inc.’s periodic report that will be filed with the SEC for the period covered by this letter and other filings that we make from time to time with the SEC. In addition, any forward-looking statements contained in this letter are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of this letter or to reflect new information or the occurrence of unanticipated events, including future developments related to geo-political conflicts, the COVID-19 pandemic, and macroeconomic conditions, except as required by law. . Forward Looking Statements

21SNAP INC. | Q1 2023 | INVESTOR LETTER To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, as described below, to understand and evaluate our core operating performance. These non-GAAP financial measures, which may be different than similarly titled measures used by other companies, are presented to enhance investors’ overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use the non-GAAP financial measure of Free Cash Flow, which is defined as net cash provided by (used in) operating activities, reduced by purchases of property and equipment. We believe Free Cash Flow is an important liquidity measure of the cash that is available, after capital expenditures, for operational expenses and investment in our business and is a key financial indicator used by management. Additionally, we believe that Free Cash Flow is an important measure since we use third-party infrastructure partners to host our services and therefore we do not incur significant capital expenditures to support revenue generating activities. Free Cash Flow is useful to investors as a liquidity measure because it measures our ability to generate or use cash. Once our business needs and obligations are met, cash can be used to maintain a strong balance sheet and invest in future growth. We use the non-GAAP financial measure of Adjusted EBITDA, which is defined as net income (loss); excluding interest income; interest expense; other income (expense), net; income tax benefit (expense); depreciation and amortization; stock-based compensation expense; payroll and other tax expense related to stock-based compensation; and certain other non-cash or non-recurring items impacting net income (loss) from time to time. We believe that Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we exclude in Adjusted EBITDA. We use the non-GAAP financial measure of non-GAAP net income (loss), which is defined as net income (loss); excluding amortization of intangible assets; stock-based compensation expense; payroll and other tax expense related to stock-based compensation; certain other non-cash or non-recurring items impacting net income (loss) from time to time; and related income tax adjustments. Non-GAAP net income (loss) and weighted average diluted shares are then used to calculate nonGAAP diluted net income (loss) per share. Similar to Adjusted EBITDA, we believe these measures help identify underlying trends in our business that could otherwise be masked by the effect of the expenses we exclude in the measure. We believe that these non-GAAP financial measures provide useful information about our financial performance, enhance the overall understanding of our past performance and future prospects, and allow for greater transparency with respect to key metrics used by our management for financial and operational decision-making. We are presenting these non-GAAP measures to assist investors in seeing our financial performance through the eyes of management, and because we believe that these measures provide an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure, please see “Reconciliation of GAAP to Non-GAAP Financial Measures” included as an Appendix to this letter. Snap Inc., “Snapchat,” and our other registered and common law trade names, trademarks, and service marks are the property of Snap Inc. or our subsidiaries. Non-GAAP Financial Measures

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, unaudited)

				Three Months Ended	
Adjusted EBITDA reconciliation:	**3/31/23**	**12/31/22**	**9/30/22**	**6/30/22**	**3/31/22**
Net income (loss)	$(328,674)	$(288,460)	$(359,502)	$(422,067)	$ (359,624)
Add (deduct):					
Interest income	(37,948)	(28,698)	(18,445)	(8,331)	(3,123)
Interest expense	5,885	5,312	5,425	5,549	5,173
Other (income) expense, net	(11,372)	20,043	(71,961)	16,910	77,537
Income tax (benefit) expense	6,845	4,206	9,241	6,999	8,510
Depreciation and amortization	35,220	34,975	34,068	79,291	38,100
Stock-based compensation expense	314,931	446,339	312,690	318,810	275,444
Payroll and other tax expense related to stock-based compensation	15,926	5,172	6,561	10,029	22,451
Restructuring charges[1]	--	34,386	154,563	--	--
Adjusted EBITDA[2]	**$813**	**$233,275**	**$72,640**	**$7,190**	**$64,468**

				Three Months Ended	
Free Cash Flow reconciliation:	**3/31/23**	**12/31/22**	**9/30/22**	**6/30/22**	**3/31/22**
Net cash provided by (used in) operating activities	$151,102	$125,291	$55,945	$(124,081)	$127,459
Less:					
Purchases of property and equipment	(47,630)	(46,925)	(37,836)	(23,370)	(21,175)
Free Cash Flow[3]	**$103,472**	**$78,366**	**$18,109**	**$(147,451)**	**$106,284**

1. Restructuring charges were composed primarily of severance and related charges of $6 million and $91 million for the three months ended December 31, 2022 and September 30, 2022, respectively, stock-based compensation expense, lease exit and related charges, impairment charges, contract termination charges, and intangible asset amortization. These charges are non-recurring and not reflective of underlying trends in our business.

2. Adjusted EBITDA is a non-GAAP measure, which we define as net income (loss), excluding interest income; interest expense; other income (expense), net; income tax benefit (expense); depreciation and amortization; stock-based compensation expense; payroll and other tax expense related to stock-based compensation; and certain other non-cash or non-recurring items impacting net income (loss) from time to time.

3. Free Cash Flow is a non-GAAP measure, which we define as net cash provided by (used in) operating activities, reduced by purchases of property and equipment.

SNAP INC. | Q1 2023 | INVESTOR LETTER

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